Exhibit 10.3

Abbott Laboratories

Description of Base Salary of President and Chief Operating Officer

Effective March 27, 2006, Richard A. Gonzalez was elected President and Chief Operating Officer of Abbott Laboratories. In recognition of Mr. Gonzalez’s promotion, his base salary was increased to $990,000, effective March 27, 2006.